NANOBAC

March 30, 2006

Grant Carlson
Calgenex Corporation
9950 Princess Palm Ave, Suite 320
Tampa, FL 33619

Dear Mr. Carlson,

This letter is to confirm our telephone discussion on March 22, 2006. As I mentioned, Nanobac Pharmaceuticals, Inc. is changing its strategic focus. In an effort to focus its efforts on research and development, the Company will cease and desist to manufacture and market the Nanobac Oral Supplement and EDTA rectal suppositories.

Over the years we have acquired a small but loyal base of customers for the above named products. In addition, we have a number of customers that are part way through a four to six month regime of therapy. In an effort to maintain product availability, Nanobac will allow Calgenex and its pharmacy partner(s) to manufacture and market the same, or similar products, but will take no responsibility for the quality or medical impact of such products. This is not a license but rather a non exclusive permission to manufacture and market these products. Calgenex is responsible for conforming to government regulations associated with the manufacture and sale of such products and promises to hold harmless Nanobac for regulatory consequences resulting from the manufacture or sale of such products. Calgenex is not to imply to customers that it has a partnership or other business relationship with Nanobac. Nanobac retains the right to use its patents relating to these products for experimental therapies. It is agreed that these products will be marketed under a different name. Nanobac hereby assigns the rights to Calgenex for the following pending trademarks filed as *Intent to Use* applications: Cal-Detox, EDTA-XL, Calci-Clear, Crystal Clear and Dermalleve. These marks have not been used in commerce.

As part of this transition, Calgenex will take receipt of a pending order of one thousand (1,000) units of the Oral Supplement from Arnet Pharmaceuticals and will pay the outstanding invoice totaling eight thousand eight hundred eighty three dollars ($8,883.00) plus shipping and handling. Furthermore, effective March 15, 2006, Calgenex will hire and assume total responsibility for sales and marketing personnel associated with the sales and marketing of the Nanobac Oral Supplement and EDTA rectal suppositories products. Nanobac will have no responsibility for them whatsoever.

Please sign and date this letter in the space provided below to indicate your agreement with the above, and return the original to me. Thank you for your willingness to maintain availability of this important product. I wish you great success.

State Florida
Hillsborough

Sincerely,

Benedict S Maniscalco

03-30-06 D. Hart

Benedict S. Maniscalco
Co-Chairman Nanobac Pharmaceuticals

DORINA HART
Notary Public - State of Florida
My Commission Expires Jul 11, 2009
Commission # DD 449355
Bonded By National Notary Assn.

Signature: [signature]
Grant Carlson

Date: 3/30/2006

4730 N. Habana Ave, Suite 205 • Tampa Florida 33614 • 813.264.2241
Fax 813.264.5512 • Email: info@nanobaclabs.com • Website: www.nanobac.com